Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated November 26, 2024, relating to the financial statements and financial statement schedules of The Scotts Miracle-Gro Company and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended September 30, 2024.

/s/ DELOITTE & TOUCHE LLP

Columbus, Ohio

February 13, 2025